As filed with the Securities and Exchange Commission on July 23, 2003
                                                              Registration No.
    _______________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         ____________________________

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                        ______________________________

                          KNIGHT TRADING GROUP, INC.
            (Exact name of registrant as specified in its charter)


                 Delaware                              22-3689303
      (State of incorporation)             (I.R.S. employer identification no.)
 ____________________________________________________________________________

                           Newport Tower, 23rd Floor
                             525 Washington Blvd.
                         Jersey City, New Jersey 07310
                                (201) 222-9400
              (Address of principal executive offices) (Zip code)
                  __________________________________________

                        THE KNIGHT TRADING GROUP, INC.
                          2003 EQUITY INCENTIVE PLAN
                           (Full title of the Plan)

                             John H. Bluher, Esq.
            Executive Vice President, General Counsel and Secretary
                          Knight Trading Group, Inc.
                           Newport Tower, 23rd Floor
                             525 Washington Blvd.
                         Jersey City, New Jersey 07310
                                (201) 222-9400
(Name, address and telephone number, including area code, of agent for service)

                                  Copies to:

                            Matthew J. Mallow, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                                4 Times Square
                           New York, New York 10036


                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================
  Title of Securities       Amount to be      Proposed Maximum     Proposed Maximum       Amount of
   to be Registered        Registered (1)      Offering Price     Aggregate Offering    Registration
                                               Per Share (2)         Price (1, 2)            Fee
=====================================================================================================
Class A Common             10,000,000            $8.29              $82,900,000          $6,706.61
Stock, par value
$.01 per share
=====================================================================================================

     (1) Represents the maximum number of shares of Common Stock issuable under the Knight Trading Group, Inc. 2003 Equity Incentive Plan (the
     "Plan"). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans.

     (2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of Common Stock as reported on The Nasdaq Stock Market on July 22, 2003.



                                    PART I


             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required in Part I of Form S-8 is currently included in a prospectus dated the date hereof which will be distributed to participants in the Knight Trading Group, Inc. 2003 Equity Incentive Plan.


                                    PART II


              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by the registrant, Knight Trading Group, Inc., a Delaware corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

     (1) The Company's registration statement on Form 8-A, filed on July 7, 1998, incorporating by reference the description of the Company's capital stock included in the Company's registration statement on Form S-1 (File No. 333-51653) filed on July 7, 1998;

     (2) The Company's annual report on Form 10-K for the year ended December 31, 2002;

     (3) The Company's quarterly report on Form 10-Q for the period ended March 31, 2003;

     (4) The Company's current reports on Form 8-K filed on July 12 (two), June 3, May 12, May 5, March 3, and February 5, 2003, respectively.

All documents filed or subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Company will provide without charge to each person to whom a copy of this registration statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to John H. Bluher, Esq., Knight Trading Group, Inc., Newport Tower, 23rd Floor, 525 Washington Blvd., Jersey City, New Jersey 07310 (telephone (201) 222-9400).


Item 4.  Description of Securities

         Not Applicable


Item 5.  Interests of Named Experts and Counsel

         Not Applicable


Item 6.  Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the Certificate of Incorporation and the By-Laws and the DGCL, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws incorporated herein by reference, and the DGCL.

Subsection (a) of Section 145 of the DGCL and Article 8 of the Company's By-Laws (the "By-Laws") empower the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Subsection (b) of Section 145 of the DGCL and Article 8 of the By-Laws empower the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL and Article 8 of the By-Laws further provide that to the extent a present or former director or officer of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney fees') actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided for by Section 145 of the DGCL and Article 8 of the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification or the advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office; that indemnification provided for by Section 145 of the DGCL and
Article 8 of the By-Laws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and Section 145 of the DGCL and Article 8 of the By-Laws empower the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under
Section 145.

Section 102(b) (7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7 of the Company's Amended and Restated Certificate of Incorporation (the "Charter") provides that the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification under
Article 7 of the Charter is a contract right which includes, with respect to directors and officers, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition.


Item 7.  Exemption From Registration Claimed

         Not Applicable


Item 8.  Exhibits

Exhibit
Number      Description

4.1 Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to the Company's Current Report on Form 8-K (File No. 001-14223).

4.2 Amended and Restated By-Laws of the Company, incorporated by reference to the Company's Current Report on Form 8-K (File No. 001-14223).

5 Opinion of John H. Bluher, General Counsel of Knight Trading Group, Inc. regarding the legality of the securities being registered.

23.1 Consent of John H. Bluher, Esq. to the filing of his opinion (included in Exhibit 5).

23.2 Consent of PricewaterhouseCoopers LLP to the incorporation by reference of its report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002.

24 Power of Attorney (included on the signature page of this Registration Statement).


Item 9.  Undertakings

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on this 23rd day of July, 2003.

                                        KNIGHT TRADING GROUP, INC.

                                        /s/ Thomas M. Joyce
                                        -----------------------------
                                        Name:  Thomas M. Joyce
                                        Title: Chief Executive Officer,
                                               President and Director

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Joyce and John B. Howard, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Exchange Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.




/s/ Thomas M. Joyce                                             /s/ Gary R. Griffith
_____________________               July 23, 2003               _____________________       July 23, 2003
Thomas M. Joyce                                                 Gary R. Griffith
Chief Executive Officer,                                        Director
President and Director


/s/ John B. Howard                                              /s/ Robert M. Lazarowitz
_____________________               July 23, 2003               _____________________       July 23, 2003
John B. Howard                                                  Robert M. Lazarowitz
Senior Managing Director, Chief                                 Director
Financial Officer (Principal
Financial and Accounting Officer)


/s/ Anthony M. Sanfilippo                                       /s/ Bruce R. McMaken
_____________________               July 23, 2003               ____________________        July 23, 2003
Anthony M. Sanfilippo                                           Bruce R. McMaken
Director and Executive Vice                                     Director
President


/s/ Charles V. Doherty                                          /s/ Rodger O. Riney
_____________________               July 23, 2003               ____________________        July 23, 2003
Charles V. Doherty                                              Rodger O. Riney
Chairman of the Board                                           Director



                                 EXHIBIT INDEX

Exhibit
Number      Description

4.1 Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to the Company's Current Report on Form 8-K (File No. 001-14223).

4.2 Amended and Restated By-Laws of the Company, incorporated by reference to the Company's Current Report on Form 8-K (File No. 001-14223).

5 Opinion of John H. Bluher, General Counsel of Knight Trading Group, Inc. regarding the legality of the securities being registered.

23.1 Consent of John H. Bluher, Esq. to the filing of his opinion (included in Exhibit 5).

23.2 Consent of PricewaterhouseCoopers LLP to the incorporation by reference of its report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2002.

24 Power of Attorney (included on the signature page of this Registration Statement).

                                                                     Exhibit 5


                          Knight Trading Group, Inc.
                           Newport Tower, 23rd Floor
                             525 Washington Blvd.
                             Jersey City, NJ 07310


                                        July 23, 2003

Knight Trading Group, Inc.
Newport Tower, 23rd Floor
525 Washington Blvd.
Jersey City, NJ 07310

              Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         Knight Trading Group, Inc., a Delaware corporation (the "Company"), is registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement on Form S-8 (the "Registration Statement"), up to 10,000,000 shares (the "Shares") of Class A Common Stock of the Company, par value $0.01 per share ("Common Stock"). The Shares have been reserved for issuance upon exercise of stock options that have been granted under the Company's 2003 Equity Incentive Plan (the "Plan").

         As General Counsel of the Company, I have general supervision over the Company's legal affairs. In such capacity, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (a) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, (b) the Plan, (c) a specimen certificate evidencing the Common Stock, (d) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect, (e) the Amended and Restated By-Laws of the Company, as presently in effect, (f) certain resolutions of the Board of Directors of the Company relating to, among other things, the Plan (collectively, the "Board Resolutions") and (g) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In examining documents executed or to be executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon certificates, statements or representations of officers and other representatives of the Company, public officials and others. In rendering the opinion set forth below, I have assumed that (i) the certificates representing the Shares under the Plan will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me and (ii) prior to the issuance of any Shares under the Plan, the Company and the relevant optionee will have duly entered into stock option or similar agreements ("Agreements") in accordance with the Board Resolutions and the Plan, as the case may be.

         Based upon and subject to the foregoing, I am of the opinion that the Shares under the Plan have been duly and validly authorized for issuance and, when delivered and paid for in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.


                                                Very truly yours,


                                                /s/ John H. Bluher
                                                _______________________
                                                John H. Bluher
                                                Executive Vice President,
                                                General Counsel and Secretary

                                                                  Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2003, except Note 18, as to which is dated March 31, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Knight Trading Group, Inc., which is incorporated by reference in Knight Trading Group's Annual Report on Form 10-K for the year ended December 31, 2002.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

New York, New York
July 22, 2003